Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Americrew Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (2)	Other (3)	1,514,627	$1.51 (3)	$2,287,086.77	$92.70 per $1,000,000	$212.01
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (4)	Other (5)	1,305,703	$1.9032 (5)	$2,485,000.00	$92.70 per $1,000,000	$230.36
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share (6)	Other (5)	110,342	$2.0935 (5)	$231,000.98	$92.70 per $1,000,000	$20.41
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$5,003,101.70	$463.79
	Total Fees Previously Paid						-
	Total Fee Offsets						-
	Net Fee Due						$463.79

 _______________

(1) Represents the maximum number of shares of common stock offered by the selling stockholders named in the Registration Statement. Includes such indeterminate number of additional shares of common stock issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction, including, but not limited to, as a result of the anti-dilution provisions contained in the convertible notes.

(2) Represents shares of the Registrant’s common stock issuable upon conversion of convertible notes previously issued to the selling stockholders named in the Registration Statement at a conversion price of $1.9032. Assumes all interest which accrues on the convertible notes is paid in shares of common stock.

(3) Pursuant to Rule 457(c) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the common stock issuable upon conversion of convertible notes is estimated to be $1.51, which is the average of the high and low sale prices of the shares of common stock as of January 24, 2022, as reported on the OTC Pink Market.

(4) Represents shares of the Registrant’s common stock issuable upon exercise of warrants to purchase common stock previously issued to the selling stockholders identified in the Registration Statement at an exercise price of $1.9032.

(5) Pursuant to Rule 457(g) under the Securities Act of 1933, and solely for the purpose of calculating the registration fee, the proposed maximum offering price per share of the common stock issuable upon (i) exercise of the warrants exercisable at $1.9032 per share, and (ii) exercise of the warrants issued to the placement agent and exercisable at $2.0935 per share, is in each case estimated based upon the higher of (a) the exercise price of such warrants, and (b) $1.51, which is the average of the high and low sale prices of the shares of common stock as of January 24, 2022, as reported on the OTC Pink Market

(6) Represents shares of the Registrant’s common stock issuable upon exercise of warrants to purchase common stock previously issued to the placement agent or its designees identified in the Registration Statement at an exercise price of $2.0935.